Exhibit 1

(A free translation of the original in Portuguese)

Judicial Reorganization – Oi

Preliminary Activities Report

August 26, 2016

(A free translation of the original in Portuguese)

Table of Contents | Executive Report | Attachments

State of Rio de Janeiro – Judiciary
Court of Justice – Judicial District of the Capital
Office of the 7th Business Law Court
Av. Erasmo Braga, 115 Lna Central 706 – Postal Code: 20020-903 - Centro - Rio de Janeiro
- RJ

August 26, 2016

To the Honorable Judge Fernando Cesar Ferreira Vianna,

José Braga Partner Tel.:+55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel.: +55(11) 3074-6000

In compliance with the decision on pages 91.223-91.224, PricewaterhouseCoopers Assessoria Empresarial Ltda. (“PwC”) and Escritório de Advocacia Arnoldo Wald (“Wald”) (hereinafter collectively referred to as “Administrators”), administrators appointed in the Judicial Reorganization proceeding of Oi S.A., Telemar Norte Leste S.A., Oi Móvel S.A., Copart 4 Participações S.A., Copart 5 Participações S.A., Portugal Telecom International Finance B.V. and Oi Brasil Holdings Coöperatief U.A., respectfully present to You their Preliminary Activities Report (RPA).

This report contains certain accounting, financial, economic, operational and regulatory information, mainly referring to the months of March to June, 2016 of the companies Oi S.A., Telemar Norte Leste S.A., Oi Móvel S.A., COPART 4 Participações S.A., COPART 5 Participações S.A., Portugal Telecom Internacional Finance B.V. and Oi Brasil Holdings Coöperatief U.A. (hereinafter collectively referred to as the “Parties under Reorganization”).

The information presented herein is mainly based on data and evidence submitted by the Parties under Reorganization. The Company’s consolidated financial statements (which include, but are not limited to, the Parties under Reorganization) are audited by independent auditors and are identified accordingly herein as applicable.

The individual information of each of the Parties under Reorganization, prepared in monthly periods other than those comprising the Quarterly Financial Information ("ITRs") filed with the CVM by the Company, are not subject to independent audit review by the auditors contracted by the Company or by the Administrators.

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José Braga Partner T: +55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel: +55(11) 3074-6000

Our work as Administrators aims at providing this Court on the relevant transactions carried out by the Parties under Reorganization, through our process of analysis and discussions with the Management of these companies. The Parties under Reorganization are responsible for such information, and the independent auditor contracted by them is qualified to express an opinion on this financial information.

The work conducted by the Administrators consisted of the study of the information received from the Parties under Reorganization, analysis of the main variations observed in such information, discussions with the Management of the Parties under Reorganization about the causes of such variations, as well as presentation of the stratified basis of creditors and a description of our analyses in course about the list.

Therefore, the purpose of this report is to inform Your Honor on the most up-to-date financial status of the Parties under Reorganization and the course of the Judicial Reorganization process recently initiated (June 20) and the next reports on the activities will address, besides the required updates, other material information supporting the process in progress.

The Administrators inform that the information provided herein were furnished by the Parties under Reorganization up to August 17, 2016.

We appreciate the opportunity to advise Your Honor in this process. If Your Honor require further clarifications on the information contained in the report or other additional information, we will be pleased to extend our work as Your Honor may consider necessary.

Yours faithfully, PricewaterhouseCoopers Escritório de Advocacia Assessoria Empresarial Ltda. Arnoldo Wald Administrators

Judicial Reorganization - Oi	August 26, 2016

(A free translation of the original in Portuguese)

Table of Contents

Introduction letter

Executive Summary

Introductory Information

Executive Report

1 Basis of preparation

1.1 Oi S.A.

1.2 Telemar Norte Leste S.A.

1.3 Oi Móvel S.A.

2 Non-operating Parties under Reorganization

2.1 Portugal Telecom Internacional Finance B.V.

2.2 Oi Brasil Holdings Coöperatief U.A.

2.3 COPART 4 and COPART 5 Participações S.A.

2.4 COPART 4 andCOPART 5 Participações S.A.

3 Recent movements

4 List of Creditors

5 Summary of the Administrators’ Activities

Attachments

1 Auxiliary Organization Charts of the Oi Group

Glossary

2 5 8 17 18 20 30 36 42 43 46 49 51 53 55 59 62 63 66

Judicial Reorganization - Oi	August 26, 2016

(A free translation of the original in Portuguese)

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Executive

Summary

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Summary of the main topics addressed in this report

1. Brief introduction to the Oi Group and the Parties under Reorganization

•    The consequence of the result of various corporate operations and of the consolidation of Economic Groups, Oi is one of the world’s biggest Telecommunication companies. With operations mainly concentrated in Brazil, it also operates in other Portuguese-speaking countries, by reason of its strategic alliance with Portugal Telecom. With annual net revenues exceeding BRL 27,350 million and more than 12 thousand employees (besides directly and indirectly hired service providers), it is one of the country’s biggest employers and has activities in almost the entire national territory.

•    Among the more than 50 companies of the Oi Group, the 7 Parties under Reorganization represent the main operating entities and those holding the major part of Oi Group’s debts.

•    Additional information on the Oi Group and the Parties under Reorganization may be found in the following sections of this preliminary report.

2. Reasons cited for filing for Judicial Reorganization

•    The main subjects mentioned by the management of the Parties under Reorganization as reasons for their current financial condition are summarized below:

•    A set of more purely financial and business-management reasons, such as development of the financial crisis and the Group’s cash generation vs. debt ratio, the growing volume of funds retained in court deposits arising from several litigations in course and accumulation of Administrative fines imposed by ANATEL.

2. Reasons cited for filing for Judicial Reorganization (cont.)

•      Market development: Factors like the technological development are mentioned, which is currently intended for mobile services instead of fixed services (although the legislation requires high investment in the latter type of service, with growing losses for the Oi Group), the issue of demography and rurality in the concession area in comparison with the competitors (which requires higher investment to be diluted over a lower basis of customers with limited purchase power).

•      Management also alleges loss of market share and economic competitiveness, mainly due to the cost of capital that the Oi Group has access to in comparison with its competitors and the strong recent reduction in the demand for prepaid mobile services, which is the main product offered by the Oi Group, in line with the economic crisis Brazil is undergoing in recent years.

•      More details on these reasons are provided in this report.

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Summary of the main topics addressed in this report (cont.)

3. Financial information and recent operations

•           Through our analysis of the information received from the management of the Parties under Reorganization up to the issuance of this preliminary report, it is possible to observe a deterioration in the indebtedness condition, relating to financial (loans and financing) and operational (accounts payable) and litigation (sums payable of a legal nature and withholdings for court deposits) and regulatory (administrative fines) aspects.

•           When observing a longer period of the financial information disclosed by Oi Group, the impact of the market issues on the business numbers is also observed, such as reduction in revenues of certain services, disproportional increase of some costs and obligatory investments for maintenance and expansion of the network, thus consuming operating cash generated.

•           Although we have requested information relating to the recent cash flow (payments and receipts between the filing for Judicial Reorganization on June 20 and closing of the financial information on June 30, 2016), this information has not been received on a timely basis to be included in this report, but the information will be in the next monthly activities report, the production of which jointly with the management of the Parties under Reorganization has already started.

4. List of creditors

•           We also present a summary of the list of creditors prepared by the Parties under Reorganization, which is in the process of validation by the management of the Parties under Reorganization together with the Administrators. This position indicates the existence of at least 68 thousand individual creditors, for an estimated total debt in excess of BRL 65 billion.

•           As the work of validation and ascertainment of this list of creditors is in course, with a large volume of information being prepared by the Parties under Reorganization for our analysis, it is possible that there will be changes to these figures and amounts, which we will communicate timely when and if significant differences are identified.

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Introductory

Information

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Introduction

This preliminary report is intended for determining the Company’s (“Oi Group”) current condition, mainly with a view to understanding the impact arising from filing of the application for reorganization of the operations of the Parties under Reorganization and their Economic Group.

On June 20, 2016, the Parties filed for Judicial Reorganization based on the Judicial Reorganization and Bankruptcy Law, which was granted on June 29 by the 7 Business Court of the Judicial District of Rio de Janeiro (Case No. 0203711- 65.2016.8.19.0001).

The Oi Group has been negotiating with a group of creditors of bonds, with maturities between 2016 and 2025, these creditors submitted, on June 11, 2016, a counterproposal for the financial restructuring of the Company, which provided that 95% of the capital would stay with the bondholders and only 5% of the capital would stay with the current stockholders.

After evaluating the alternatives for the challenges arising from the Group’s economic-financial condition and the maturity of its financial debts, the Oi Group decided to file for Judicial Reorganization on June 20, 2016, based on the Judicial Reorganization and Bankruptcy Law, which was granted on June 29 by the 7 Business Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro (Case No. 020371165.2016.8.19.0001). The Judicial Reorganization involves the following companies:

1.         Oi S.A.;

2.        Telemar Norte Leste S.A.;

3.        Oi Móvel S.A.;

4.       Copart 4 Participações S.A.;

5.        Copart 5 Participações S.A.;

6.       Portugal Telecom International Finance B.V.; and

7.        Oi Brasil Holdings Coöperatief U.A.

Besides this, Oi S.A. has obtained orders of recognition of the Judicial Reorganization proceeding of the Parties under Reorganization by the Federal Bankruptcy Court in the South District of New York (USA) and the Supreme Court of Justice of England and Wales.

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Brief description of the Parties under Reorganization

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Brief History of Oi Group

•          The Parties under Reorganization include concessionaires of public telecommunication services, fixed telephone services, mobile telephone services, data transmission, amongst other services, as well as entities that manage  properties and raise funds for the Oi Group in Brazil and abroad.

•         The Oi Group started its activities providing fixed telephone services and gradually incorporated to its portfolio mobile telephone, Internet and cable TV services.

•         The current structure of the Oi Group was originated with the merger of two national giants of the telecommunications sector, that occurred in 2009: Telemar Norte Leste and Brasil Telecom, which were originated from the privatization of the Telebrás system in 1998.

•         In the mobile sector, the bases of customers of the Oi Group is divided into 15%  post-paid and 85%  prepaid lines, and the latter segment has undergone a decrease in 2015 especially due to the economic recession in Brazil.

•         In 2009, the Oi Group started to operate in the entire national territory by holding the control of Brasil Telecom.

•         In January 25, 2011, the Oi Group executed a strategic alliance with Portugal Telecom aiming at  developing a telecommunications project of global projection, developing technologies, expanding the Parties’ international presence, mainly in Latin America, Africa and Asia, diversifying the services, maximizing synergies and reducing costs.

•         In 2012, the Oi Group acquired 1 (one) lot of 10MHz in the auctions of frequencies of the 2.5GHz band for the provision of 4G mobile telephone service, having already acquired frequencies for the  provision of 3G mobile telephone service in 2007.

•         Also in 2012, the  corporate reorganization process was concluded, which merged three listed companies that together totaled 7 (seven) classes of shares in a single company, namely Oi S.A., having 2 (two) classes of shares only.

•         In the first quarter of 2014, the stockholder Portugal Telecom SGPS (currently Pharol SGPS) contributed in Oi S.A., in a public offer of shares (capital increase), its operational companies in Europe, Africa and Asia, thus increasing its total interest in the capital of Oi S.A .

•         In September, 2015, Oi S.A. incorporated its then parent company, the stockholder Telemar Participações S.A., resulting in the pulverization of the control of Oi S.A.

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Brief history of Oi Group (cont.)

•         Besides operating in the telecommunications sector in Brazil, Oi S.A. and its related parties also operate in Africa and Asia in activities correlated to such sector.

•         In Africa, Oi S.A. indirectly provides fixed and mobile telephone services and other telecommunication services through Africatel. The Company also provides services in Namibia, Mozambique and São Tomé and Príncipe, among other countries, mainly through their subsidiary companies Mobile Telecommunications Limited, Listas Telefónicas de Moçambique andCompanhia Santomense de Telecomunicações, SARL.

•         In Asia, the provision of fixed, mobile and other related telecommunication services are essentially provided through the subsidiary Timor Telecom.

•         In 2015, the Oi Group started to adopt the best corporate governance practices required by  the standards of the New Market of BM&FBOVESPA and implemented the dispersion of the voting rights in Oi S.A., aiming at promoting migration of the shares that are currently held by the stockholders of Oi S.A. to the New Market.

•         Recently, the Oi Group implemented corporate restructurings aiming at allowing the merger of the stockholders bases with its main stockholder, Portugal Telecom SGPS , currently Pharol SGPS, as well as, in the international scenario, involving corporate interests in subsidiaries that formerly formed part of the Portugal Telecom Group: (i) 100% of the shares of PT Participações SGPS, holder of the operations in Africa, through Africatel Holdings BV, and in Timor, through Timor Telecom S.A.

•         Oi S.A. is registered with CVM – Securities Commission and SEC – U.S. Securities and Exchange Commission, and its shares are negotiated in BM&FBOVESPA – Stock, Commodities and Futures Exchange (Brazil) and its ADR’s - American Depositary Receipts are negotiated in NYSE – New York Stock Exchange. Besides the ADRs, the Oi Group also holds Senior Notes (bonds) issued abroad.

•         The main market of negotiation of the Company’s common and preferred shares is the Stock, Commodities and Futures Exchange of São Paulo S.A. (“BM&FBOVESPA”). In the national ambit, it also holds other securities placed in the secondary market, such as debentures.

•         Certain companies of the Oi Group are also sponsors of certain private plans of concession of savings or revenues, supplementary benefits or pension-like benefits (“Pension Plans”) administered by Fundação Sistel de Seguridade Social and Fundação Atlântico de Seguridade Social.

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Corporate Organization Chart- Parties under Reorganization

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Corporate Organization Chart – Oi S.A.

Source: Published financial statements (2015)

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Regulatory Aspects

The Oi Group’s activities are subject to regulations encompassing:

•      Federal Law No. 9.247/1997 – General Telecommunications Law;

•    Regulatory decrees – Public policies of Telecommunications, General Plan of Concession of Telecommunication Services provided in public regime and General Plan of Universalization Goals;

•      Federal Law No. 12.485/2011 –SeAC Law;

•    Global regulatory chart for provision of Telecommunication services edited by ANATEL, in accordance with the public policies of the Ministry of Communications.

Thus, the companies operate under:

•    Concession for providing local fixed telephone services (Commuted Fixed Telephone Service – STFC) in Region I (except in 57 municipalities of MG) and one concession for providing local fixed telephone services in Region II.

•    Concession for providing national long distance services in Region I (except in 57 municipalities of the State of Minas Gerais, which are excluded from the concession area of Region I) held by TNL and one concession for providing national long distance services in Region II (except in nine municipalities in the States of Goiás, Mato Grosso do Sul and Paraná, which are excluded from the concession area of Region II) held by Oi.

• • • • • • •

Authorizations for provision of mobile telephone services (Personal Mobile Service – SMP) in Regions I, II and III, held by Oi Móvel.

Authorizations of right of use or radio frequency for provision of 3G services in Regions I, II and III (except 23 municipalities of the countryside of the State of São Paulo, including the city of Franca and surroundings) and radio frequency licenses for providing 4G mobile services in Regions I, II and III.

Authorizations for use of numbering resources associated to fixed and mobile telephones.

Authorizations for provision of local fixed telephone services and national long distance services (i) in the 57 municipalities of the State of Minas Gerais which are excluded from the concession area of Region I, (ii) in the nine municipalities of the States of Goiás, Mato Grosso do Sul and Paraná which are excluded from the concession area of Region II and (iii) in Region III.

Authorizations granted to Oi for providing international long distance services originated from any location in Brazil.

Authorizations granted to Oi for providing Multimedia Communication Services – SCM throughout Brazil.

Authorization for providing cable TV services (Conditioned Access Service – SeAC) throughout Brazil.

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Causes for filing for Judicial Reorganization

As affirmed by Management in its submission to the Administrators on July 28, 2016 and the information obtained from the initial petition, the main reasons that led the Parties under Reorganization to file for Judicial Reorganization were:

•         Financial crisis: the combination of several factors worsened the financial condition of the Group’s companies, occuring three times in its trajectory after privatization: (i) 2000: financing of the goals of the anticipation plan; (ii) 2009: acquisition of Brasil Telecom and subsequent identification of significant liabilities and (iii) 2013: process of international expansion of the Group in Portuguese language countries, with the merger and take-over of Portugal Telecom’s debt.

•         Withholding of more than BRL 14 billion in court

deposits: the withholding affected the liquidity, arising from the fact that it is subject to inspection in the various governmental spheres (regulatory, tax, labor and civil aspects).

•         Administrative fines: fines imposed by the regulatory agency, Anatel, in the approximate amount of BRL 10 billion.

•         Technology development: a remarkable point that worsened  the crisis, which caused the demand for fixed telephone lines to decrease, albeit  the maintenance of the requirement to perform various obligations provided in the General Telecommunications Law – universalization of the fixed telephone service in the entire Brazilian territory, thus generating a discrepancy between the amount invested and the effective return.

•         Competition with other players: the other market players capitalize abroad at a lower cost than the one Oi is able to obtain in such markets. Besides that, due to its high need for capital, the Parties under Reorganization also seek resources in the national market, being subject to higher interest rates.

•         Deterioration of the macroeconomic scenario: this deterioration culminated in the  reduction of the investment capacity in light of the increase of competitiveness in the sector and had as its main causes the depreciation of the national currency, the increase of default of users and the loss of market share as from 2011.

•         Presence in difficult regions of Brazil: as to the investment, with high rural index  and higher geographic dispersion.

•         Challenging regulatory environment, resulting in a strong history of proceedings against Oi.

The Parties under Reorganization understand that, in accordance with the aspects presented above, if no fast action was taken for the restructuring of its debt, its situation as to cash generation and capacity of payment would become critical before the end of 2016.

The next sections of this preliminary report are intended to illustrate, based on the available information, the reasons described above, as well as to bring updates of mainly financial information of the Parties under Reorganization to your knowledge.

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		Table of Contents | Executive Report | Attachments
Executive Report	Executive Report		17
	1	Basis of preparation	18
	1.1	Oi S.A.	20
	1.2	Telemar Norte Leste S.A.	30
	1.3	Oi Móvel S.A.	36
	2	Non-operating Parties under Reorganization	42
	2.1	Portugal Telecom Internacional Finance B.V.	43
	2.2	Oi Brasil Holdings Coöperatief U.A.	46
	2.3	COPART 4 and COPART 5 Participações S.A.	49
	2.4	COPART 4 and COPART 5 Participações S.A.	51
	3	Recent movements	53
	4	List of Creditors	55
	5	Summary of the Administrators’ Activities	59

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Basis of preparation

•    The starting point of our analysis was the public information and financial information requested from the Management of the Parties under Reorganization.

•    Up to the date this Report was finalized, the Administrators had not received all the information requested, a fact that limited the depth of the review of variations in some of the balances of assets and the most recent results of the Parties under Reorganization, as well as the detailed review and validation of the list of creditors produced by the Management of the Parties under Reorganization.

•    We understand that the Management of the Parties under Reorganization are making an effort so that  the next monthly reports of activities will be more complete and robust and that all the information requested will be delivered on a timely basis with the proper quality, format and due reconciliation to allow for its complete review.

Important comments on the financial information addressed in this report:

•    The Company’s financial information at December 31 of each year is subject to audit by an independent auditor. For quarterly reviews resulting in the packages identified as ITR, filed with the Securities Commission (CVM), the analyses and reviews are more limited than for the year-end procedures. The ITR conclusion dated June 30, 2016 contains the following qualification:

•       “the Company, in the incorporation, did not include the value added in the net assets. Consequently, at March 31, the balances of non-current assets and stockholders’ equity are understated by BRL 1,198,834 thousand (BRL 1,233,299 thousand at December 31, 2015), referring to the net balance of the value added of BRL 9,027,768 thousand (BRL 9,079,988 thousand at December 31, 2015) deducted from the impairment loss of BRL 7,211,353 thousand (BRL 7,211,353 thousand at December 31, 2015) and the tax effects of BRL 617,581 thousand (BRL 635,336 thousand at December 31, 2015). The loss for the quarter then ended is understated by BRL 34,465 thousand, referring to the non-recording of the amortization of value added net of tax effects. The management of Oi S.A. submitted a technical consultation to CVM about the accounting policy adopted, which is under analysis by the regulator.”

•    As the Parties under Reorganization are part of a bigger group of companies, we requested Management to prepare individual information (analytical trial balances for the base date of June 30, 2016, for which we present the following comments) and combined information for the seven Parties under Reorganization (information still pending delivery by the Management of the Parties under Reorganization). It should be emphasized that due to such limitation in the accounting information made available so far, it is not possible to identify with clarity the balances of operations maintained between the seven Parties under Reorganization (“Intra-Group”) and by them with other companies of the Oi Group (“Inter-company”), a fact that could affect the amounts of the total debt and the actual number of creditors of the RJ Debtors.

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Basis of preparation

 Important comments on the financial information covered in this report (cont.):

•    The monthly fluctuations in the main balances reported will be subject to our analysis with the Management of the Parties under Reorganization. In particular for this report, we sought to focus on the period between the filing for Judicial Reorganization (June 20, 2016) and the last quarterly information published by the Company (June 30, 2016). Considering that the information referring only to such period has not been provided, we commented on the movements observed between the dates of the two last ITRs delivered to CVM (March 31, 2016 and June 30, 2016). However, considering that these ITRs do not include financial information of all the Parties under Reorganization, but only of the Holding Oi S.A. consolidated with COPART 5, our analysis for these dates was conducted based only on the companies’ individual analytical trial balances and some supplementary information provided by the Management of the Parties under Reorganization at our request.

•    The financial information referring to the months between the quarterly disclosures are not audited and will be addressed in the next Monthly Activities Reports (RMAs), assuming that the accounting, operational, financial, internal control and other procedures are consistent over the periods.

•    The objective of the next sections is to provide the main variations in the assets and the results individually reported by the Parties under Reorganization in the periods referred to, evidencing their most significant causes. For this purpose we will initially address the Operating  Parties under Reorganization:

1 – Oi S.A.

2 - Telemar Norte Leste S.A.

3 - Oi Móvel S.A.

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Operating Parties under Reorganization

1 - OI S.A.

•      Oi S.A. (“Company” or “Oi”) is a concessionaire of the STFC – Commuted Fixed Telephony Service operating since July, 1998 in Region II of the PGO – General Concession Plan – encompassing the Brazilian States of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, besides the Federal District, in the provision of STFC in the local and intra-regional long distance modalities.

•      As of January, 2004, the Company started to exploit national and international long distance services as well in all the regions. In the local modality, the service outside Region II started to be offered as of January, 2005. The provision of these services is performed based on the concessions granted by ANATEL – National Telecommunications Agency, which is the regulatory agency of the Brazilian telecommunications sector.

•      The Company ´s head office is located in Brazil, in the city of Rio de Janeiro, Centro, at Rua do Lavradio, 71 – 2nd floor, Taxpayer Identification Number (CNPJ) 76.535.764/0001-43;

•      The Company also holds:

i.             through the wholly-owned subsidiary Telemar Norte Leste S.A. (“TNL”), the concession for provision of fixed telephone services in Region I and LDI service – Long Distance International in the entire Brazilian territory and;

ii.           through the indirect subsidiary Oi Móvel S.A. (“Oi Móvel”) the authorization for provision of mobile telephone services in Regions I, II and III.

•    Oi’s shares are listed in the Stock Exchange of São Paulo (“BM&F Bovespa”) and New York Stock Exchange (“NYSE”), where they are negotiated in the ADR format (English acronym for (“American Depositary Receipt”).

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Operating Parties under Reorganization

1 - OI S.A.

Organizational Structure – Oi Group

•       Oi Group’s Management consists of eleven Executive Boards that jointly report to the CEO, Mr. Marco Schroeder.

•       All managerial, administrative and financial decisions of the Oi Group emanate from its parent, Oi S.A., in Brazil, including as to the investment vehicles organized abroad (Portugal Telecom Internacional Finance B.V. and Oi Brasil Holdings Coöperatief U.A.).

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Operating Parties under Reorganization

1 - Oi S.A.

Balance sheet - Assets In thousands of Reais	Mar-16	Jun-16

Balance Sheet – Current and Non-current assets

Alongside we present the Balance Sheets (Assets) referring to the months ended March 31 and June 30, 2016 of Oi S.A. (Holding), provided by Management.

Both the Balance Sheet and the Statement of operations of Oi S.A. provided in this report are different from the ones published in the ITR, since in the ITR the Holding is presented in a consolidated manner with its controlled company COPART 5. This company is presented below in this preliminary report, also individually.

We will address the main variations occurred in the period, providing the respective clarifications provided by Management. We understand that the Management of the Parties under Reorganization is making an effort so that the next Monthly Activities Report will be more complete and robust and all the information requested for this purpose will be delivered on a timely basis.

•       We observed a reduction in the balance of Cash and cash equivalents of approximately BRL3.8 billion, the detailed explanation of which is outstanding with Management, but it seems to be connected with the reduction of a similar amount in the balances of Loans and Financings commented on below in this section.

Cash and cash equivalents	6,701,241	2,897,416
Financial investments	15,361	20,975
Derivative financial instruments	306	171,998
Accounts receivable	1,673,112	1,852,962
Inventories	29,461	27,678
Current taxes recoverable	312,987	753,621
Deposits and court blocked accounts	806,556	802,013
Dividends and interest on capital	896,643	898,330
Pension fund-related assets	4,978	-
Prepaid expenses	61,772	-
Assets held for sale	586,634	488,019
Other assets	656,832	698,900
Current assets	11,745,883	8,611,912
Credits with related parties	1,933,756	3,444,651
Financial investments	21,181	11,809
Derivative financial instruments	4,054,030	-
Deferred taxes recoverable	6,331,829	5,495,993
Other taxes	622,480	556,717
Deposits and court blocked accounts	8,645,287	8,837,005
Pension fund-related assets	122,561	-
Prepaid expenses	8,055	-
Other assets	27,102	161,853
Investments	21,954,850	20,983,168
Fixed assets	5,444,595	5,443,081
Intangible assets	231,624	211,024
Non-current assets	49,397,350	45,145,301
Total Assets	61,143,233	53,757,213
Source: Financial Statements and management information.

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Operating Parties under Reorganization

1 - Oi S.A.

Balance sheet - Assets In thousands of Reais	Mar-16	Jun-16

Management informed us that the financial contracts of derivative financial instruments entered into between Oi S.A. and all the counterparties (banks) provide that the Judicial Reorganization proceeding reflects an accelerated maturity of the derivatives. Because of that, as well as with the debt, the filing for Judicial Reorganization on June 20 is a “trigger” for reclassification of the derivative financial instruments in effect on June 30, 2016 from long to short-term. In addition, over the quarter there has been a strong reduction of the portfolio of derivatives contracted by Oi S.A. by reason of the expectation for renegotiation of debt and potential filing for Judicial Reorganization.

We’ve been informed by Management of an increase of BRL 10 million referring to payment in installments of qualification fees and an approximate increase of BRL 67 million relating to third parties’ amounts (Co-billing), with direct impact on Accounts Receivable. This fact justifies, in part, the increase experienced between March and June, 2016.

The development of the balances of Taxes Recoverable in the period reflects the gain connected with the settlement of a significant part of the derivative contracts, as mentioned above, resulting in a balance of BRL 356 million of IRRF recoverable and also the development of the position of PIS/COFINS to be compensated in the period, in the approximate amount of BRL 83 million.

Cash and cash equivalents	6,701,241	2,897,416
Financial investments	15,361	20,975
Derivative financial instruments	306	171,998
Accounts receivable	1,673,112	1,852,962
Inventories	29,461	27,678
Current taxes recoverable	312,987	753,621
Deposits and court blocked accounts	806,556	802,013
Dividends and interest on capital	896,643	898,330
Pension fund-related assets	4,978	-
Prepaid expenses	61,772	-
Assets held for sale	586,634	488,019
Other assets	656,832	698,900
Current assets	11,745,883	8,611,912
Credits with related parties	1,933,756	3,444,651
Financial investments	21,181	11,809
Derivative financial instruments	4,054,030	-
Deferred taxes recoverable	6,331,829	5,495,993
Other taxes	622,480	556,717
Deposits and court blocked accounts	8,645,287	8,837,005
Pension fund-related asset	122,561	-
Prepaid expenses	8,055	-
Other assets	27,102	161,853
Investments	21,954,850	20,983,168
Fixed assets	5,444,595	5,443,081
Intangible assets	231,624	211,024
Non-current assets	49,397,350	45,145,301
Total Assets	61,143,233	53,757,213
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

1 - Oi S.A.

Balance sheet – Assets In thousands of Reais	Mar-16	Jun-16

Referring to the reductions of balances observed in the captions Pension fund-related assets and Prepaid Expenses, Management has not provided us with clarifications up to the date of the preparation of this report.

We’ve been informed that the line of Assets held for sale essentially includes the investment in the investee Unitel (Angola) and dividends receivable. The variation experienced in the second quarter was explained as a reflection of the recognition of depreciation of investments at fair value, plus dividends of financial year 2014, net of impairment of the dividends. This movement results in a loss of approximately BRL 531 million, combined with the reduction arising from the U.S. Dollar in relation to the Real, which is the Company’s functional currency.

Between March and June, 2016, the asset balance of Credits with related parties increased by 78%, mainly due to an increase in the amount of loans receivable of Telemar Norte Leste (BRL 1.3 billion). Until the closing of this preliminary report, we had not received from Management explanations about the variation observed, which we expect to address in the next activities report.

The reduction observed in the line of Deferred taxes recoverable in the second quarter is mainly arising from reversal of the installments of income tax and social contribution of temporary differences of deferred assets, arising from exchange variation of the U.S. Dollar of financings and derivatives, by reason of depreciation of the U.S. Dollar in relation to the Real.

Cash and cash equivalents	6,701,241	2,897,416
Financial investments	15,361	20,975
Derivative financial instruments	306	171,998
Accounts receivable	1,673,112	1,852,962
Inventories	29,461	27,678
Current taxes recoverable	312,987	753,621
Deposits and court blocked accounts	806,556	802,013
Dividends and interest on capital	896,643	898,330
Pension fund-related assets	4,978	-
Prepaid expenses	61,772	-
Assets held for sale	586,634	488,019
Other assets	656,832	698,900
Current assets	11,745,883	8,611,912
Credits with related parties	1,933,756	3,444,651
Financial investments	21,181	11,809
Derivative financial instruments	4,054,030	-
Deferred taxes recoverable	6,331,829	5,495,993
Other taxes	622,480	556,717
Deposits and court blocked accounts	8,645,287	8,837,005
Pension fund-related asset	122,561	-
Prepaid expenses	8,055	-
Other assets	27,102	161,853
Investments	21,954,850	20,983,168
Fixed assets	5,444,595	5,443,081
Intangible assets	231,624	211,024
Non-current assets	49,397,350	45,145,301
Total Assets	61,143,233	53,757,213
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

1 - Oi S.A.

Balance sheet – Liabilities and Stockholders’ Equity In thousands of Reais	Mar-16	Jun-16

Balance Sheet – Liabilities and Stockholders’ Equity

Alongside we present the Balance Sheets (Liabilities and Stockholders’ Equity) referring to the months ended March 31 and June 30, 2016 of Oi S.A. (Holding), provided by Management.

We address below the main variations that occurred between the months, providing the respective clarifications provided by Management.

•         In the second quarter, the balance of Loans and Financing (Short and Long-term), decreased by approximately BRL 3.7 billion, mainly due to the lower loan balance (-BRL 2.6 billion) and senior notes (-BRL 1.0 billion), deriving from the appreciation of the Real in that quarter. Due to the filing for Judicial Reorganization, all the debts were reclassified as short-term, except “intercompany” balances.

•         The position of short-term Derivative financial instruments  had a reduction of 92% in the second quarter, and the long-term balance was reclassified as short-term, due to the Judicial Reorganization and the accelerated maturity clauses of these contracts. In addition, there has been a strong reduction in the portfolio of derivatives contracted by Oi S.A. over the quarter by reason of the expectation of renegotiation of debt and potential filing for Judicial Reorganization.

Salaries, social charges and benefits	116,290	103,252
Suppliers	1,488,516	1,470,787
Loans and Financing	2,630,034	15,303,823
Derivative financial instruments	2,381,925	192,810
Current taxes payable	645,726	858,815
Other taxes	186,275	-
Dividends and interest on capital	28,132	28,071
Authorizations and concessions payable	7,422	-
Tax refinancing program	27,378	54,782
Provisions	575,155	558,029
Pension fund provisions	164,383	-
Other obligations	306,869	480,732
Current liabilities	8,558,105	19,051,101
Loans and financing	35,570,489	19,203,529
Derivative financial instruments	835,792	-
Other taxes	143,683	161,701
Tax refinancing program	436,469	401,738
Provisions	2,139,630	1,852,933
Pension fund provisions	399,478	411,811
Provisions for loss on investments	-	793,157
Other obligations	1,541,934	1,448,723
Non-current liabilities	41,067,475	24,273,592
Stockholders’ equity	11,517,653	10,432,520
Total liabilities	61,143,233	53,757,213
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

1 - Oi S.A.

Balance sheet – Liabilities and Stockholders’ Equity In thousands of Reais	Mar-16	Jun-16

The reduction of the balance of Pension fund provisions between March and June, 2016 was partially explained by the settlement of BRL 50 million of the actuarial liabilities of the BrtPrev plan to Fundação Atlântico.

The variation in the second quarter in the caption Other obligations is mainly connected with the increase of the exposed net assets of the investment in Oi Coop (Negative Stockholders’ Equity).

Salaries, social charges and benefits	116,290	103,252
Suppliers	1,488,516	1,470,787
Loans and Financing	2,630,034	15,303,823
Derivative financial instruments	2,381,925	192,810
Current taxes payable	645,726	858,815
Other taxes	186,275	-
Dividends and interest on capital	28,132	28,071
Authorizations and concessions payable	7,422	-
Tax refinancing program	27,378	54,782
Provisions	575,155	558,029
Pension fund provisions	164,383	-
Other obligations	306,869	480,732
Current liabilities	8,558,105	19,051,101
Loans and financing	35,570,489	19,203,529
Derivative financial instruments	835,792	-
Other taxes	143,683	161,701
Tax refinancing program	436,469	401,738
Provisions	2,139,630	1,852,933
Pension fund provisions	399,478	411,811
Provisions for loss on Investments	-	793,157
Other obligations	1,541,934	1,448,723
Non-current liabilities	41,067,475	24,273,592
Stockholders’ equity	11,517,653	10,432,520
Total liabilities	61,143,233	53,757,213
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

 Operating Parties under Reorganization

1 - Oi S.A.

Statements of operations In thousands of Reais	Q116	Q216

Statement of operations for the Financial Year

Alongside we provide the Statements of operations referring to the first and second quarters of 2016, made available by the Management of the Parties under Reorganization.

Following we will address the main oscillations that occurred between the two quarters, providing the respective clarifications provided by Management.

•       We observed in the second quarter a reduction in the Costs of services provided and products sold disproportional to the reduction experienced in the Gross operating revenue, reflecting an increase of the Gross profit obtained in the period. The reduction was explained to us as being essentially connected with the Interconnection Expense, by reason of a higher provision in the first quarter (due to the execution of an agreement with an operator) combined with the reduction of the interconnection tariff (VU-M), Amount of Remuneration of Use of Personal Mobile Service Network, per time unit for the use of its network.

•       The marked reduction of the Equity result of investees in the quarter was mainly caused by the recognition of depreciation of the fair value of the investment in Unitel, plus the revenue from dividends net of impairment, in the amount of BRL 400 million, as well as by recognition of loss in the Oi Coop investment of BRL 625 million.

Gross operating revenue	1,481,152	1,474,636
Cost of services provided and products sold	(794,932)	(675,711)
Gross profit	686,220	798,925
Equity result of investees	(231,778)	(1,056,096)
Selling expenses	(247,559)	(262,161)
General and administrative expenses	(320,442)	(315,880)
Other operating income	164,955	196,978
Other operating expenses	(133,787)	(282,486)
Operating (expenses)/income	(768,611)	(1,719,645)
Profit (loss) before financial result and taxes	(82,391)	(920,720)
Financial income	1,951,169	2,778,153
Financial costs	(3,655,345)	(1,541,988)
Financial result	(1,704,176)	1,236,165
Profit (loss) before taxation	(1,786,568)	315,445
Income tax and social contribution		-
Current tax	-	-
Deferred tax	117,961	(808,056)
Loss for the period	(1,668,607)	(492,611)
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

1 - Oi S.A.

Statements of operations In thousands of Reais	Q116	Q216

Comparing the two quarters, the Other operating expenses have more than doubled, from BRL 134 million to BRL 282 million). The increase is mainly due to the variation that occurred in the expense of employees participating in the results of BRL 78 million and  to the increase of the provision for contingencies (in the corporate sphere).

Inversion of the Financial income obtained in the two quarters was mainly justified by:

I.     Increase of Financial income:

i.             increase of BRL 580 million in interest and monetary variations on loans receivable from related parties;

ii.           reduction of BRL 130 million in income on financial investments abroad (lower volume of offshore cash in the quarter).

II.   Reduction of Financial costs:

i.      costs from derivative financial instruments due to the lower volume of hedge contracted in the second quarter, when compared with the first, combined to a scenario of appreciation of the Real in relation to the Euro and the U.S. Dollar (references for external financial operations).

ii.     higher income from exchange variation of loans payable to third parties, once the appreciation of the Real in relation to the U.S. Dollar and the Euro was higher in the second quarter when compared to the first.

Gross operating revenue	1,481,152	1,474,636
Cost of services provided and products sold	(794,932)	(675,711)
Gross profit	686,220	798,925
Equity result of investees	(231,778)	(1,056,096)
Selling expenses	(247,559)	(262,161)
General and administrative expenses	(320,442)	(315,880)
Other operating income	164,955	196,978
Other operating expenses	(133,787)	(282,486)
Operating (expenses)	(768,611)	(1,719,645)
Profit (loss) before financial result and taxes	(82,391)	(920,720)
Financial income	1,951,169	2,778,153
Financial costs	(3,655,345)	(1,541,988)
Financial result	(1,704,176)	1,236,165
Profit (loss) before taxation	(1,786,568)	315,445
Income tax and social contribution		-
Current tax	-	-
Deferred tax	117,961	(808,056)
Loss for the period	(1,668,607)	(492,611)
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

1 - Oi S.A.

Statements of operations In thousands of Reais	Q116	Q216

The variations observed in the expenses of the Deferred Income Tax and social contribution refer to the reversal of the deferred income tax and social contribution assets from temporary differences, arising from the effects of the exchange variation on the financings and derivatives in foreign currency by reason of  the depreciation of the U.S. Dollar in relation to the Real, which was already mentioned.

Up to the time of the preparation of this preliminary report, we have not obtained more detailed explanations from Management about each one of these effects which, as shown in the summary on the left side, taken as whole, were very significant.

Gross operating revenue	1,481,152	1,474,636
Cost of services provided and products sold	(794,932)	(675,711)
Gross profit	686,220	798,925
Equity result of investees	(231,778)	(1,056,096)
Selling expenses	(247,559)	(262,161)
General and administrative expenses	(320,442)	(315,880)
Other operating income	164,955	196,978
Other operating expenses	(133,787)	(282,486)
Operating (expenses)	(768,611)	(1,719,645)
Profit (loss) before financial result and taxes	(82,391)	(920,720)
Financial income	1,951,169	2,778,153
Financial costs	(3,655,345)	(1,541,988)
Financial result	(1,704,176)	1,236,165
Profit (loss) before taxation	(1,786,568)	315,445
Income tax and social contribution		-
Current tax	-	-
Deferred tax	117,961	(808,056)
Loss for the period	(1,668,607)	(492,611)
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

2 - Telemar Norte Leste S.A.

Brief description

•      “TNL”, a wholly-owned subsidiary of Oi S.A, main provider of fixed telephone services in Region I and LDI service (long distance international) in the entire Brazilian territory, with its head office in downtown Rio de Janeiro, Rua do Lavradio - Centro;

•      Publicly traded corporation, Taxpayer Identification Number (CNPJ) 33.000.118/0001-79;

•      Its corporate purpose is the exploitation of telecommunication services and activities required or useful for execution of these services, in compliance with the concessions, authorizations and permissions granted to them.

Other information

•    The companies Oi, TNL and Oi Móvel are the holders of the concessions and authorizations for exploitation of telecommunication services and their activities are intrinsically connected, both from an operational and a commercial point of view.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

  Operating Parties under Reorganization

  2 - Telemar Norte Leste S.A.

Balance Sheet – Current and non-current assets

Alongside we present the Balance Sheets (Assets) referring to the months ended March 31 and June 30, 2016 of Telemar Norte Leste S.A., provided by Management.

We address below the main variations that occurred in the period, presenting the respective clarifications provided by Management. We understand that the Management of the Parties under Reorganization are making an effort so that  the next monthly activities reports will be more complete and robust and all the information requested for this purpose will be delivered on a timely basis.

•       The variation between the balance of Derivative financial instruments (Short and Long-term) is from the appreciation of the Real (approximately 9.81% in relation to the U.S. Dollar and 12.64% in relation to the Euro), besides the reversals of the derivatives  portfolio performed in the period.

•       As explained by Management, the variation of BRL 183 million in the Current taxes recoverable is referring to the increase of the Withholding Income Tax on the gain connected with the settlement of a significant part of the derivative contracts and ICMS receivable, essentially by reason of the reclassification of accounts receivable of the Government of Rio de Janeiro, based on an agreement to off-set with taxes payable.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

2 - Telemar Norte Leste S.A.

Balance sheet - Assets In thousands of Reais	Mar-16	Jun-16

The increase observed in Dividends and interest on capital, of BRL 480 million, was originated by the additional dividends from subsidiaries of Telemar, which were recorded in its balance sheet based on approval of the allocation of proceeds at the general annual meetings of the respective subsidiaries.

The Investments account had an increase of BRL 580 million (6% in relation to March, 2016) essentially due to the increase of capital undertaken in the affiliate Serede, in the total amount of BRL 548 million.

According to Management, the reduction of 9%, observed in the caption Intangible assets, is connected with the lower volume of acquisitions of data processing systems between the two quarters.

Cash and cash equivalents	466,835	383,983
Financial investments	32,723	11,145
Derivative financial instruments	247,624	141,810
Accounts receivable	3,607,788	3,687,366
Inventories	65,267	58,894
Current taxes recoverable	535,136	718,240
Other taxes	-	-
Deposits and court blocked accounts	320,133	341,336
Dividends and interest on capital	191,376	671,423
Prepaid expenses	223,986	-
Other assets	382,036	576,924
Current assets	6,072,904	6,591,121
Credits with related parties	1,413	1,464
Derivative financial instruments	885,802	-
Deferred taxes recoverable	1,517,437	1,479,549
Other taxes	415,608	528,702
Deposits and court blocked accounts	3,931,117	3,960,001
Prepaid expenses	29,151	-
Other assets	129,925	143,964
Investments	10,335,594	10,915,989
Fixed assets	11,448,807	11,435,638
Intagible assets	580,831	529,664
Non-current assets	29,275,685	28,994,971
Total assets	35,348,589	35,586,092
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

2 - Telemar Norte Leste S.A.

Balance sheet – Liabilities and Stockholders’ Equity In thousands of Reais	Mar-16	Jun-16

Balance Sheet – Liabilities and Stockholders’ Equity

Alongside we present the Balance Sheets (Liabilities) referring to the months ended March 31 and June 30, 2016 of Telemar Norte Leste S.A., made available by Management.

We address below the main variations that occurred in the month, presenting the respective clarifications provided by Management.

•       The reduction of 24%, between March and June, 2016, in the balance of the Salaries, social charges and benefits account payable is mainly due to payment of the Company’s employees profit sharing (referring to the previous financial year).

•       The increment in Loans and financing (addition of short and long-term) is due to the loans, mainly to the loan operation with Oi Móvel S.A. As per Management, the company has not contracted new loans during the period. Besides that, due to the filing for Judicial Reorganization, all the debts were reclassified to short-term, except the intercompany balance.

Salaries, social charges and benefits	261,503	199,194
Suppliers	2,091,507	2,233,082
Loans and financing	2,058,856	8,300,198
Derivative financial instruments	269,033	2,139
Current taxes payable	279,064	267,478
Other taxes	32,450	34,025
Dividends and interest on capital	849,063	849,083
Authorizations and concessions payable	14,923	30,598
Tax refinancing program	25,544	31,327
Provisions	289,906	262,729
Other obligations	(19,924)	36,055
Current liabilities	6,151,925	12,245,908
Loans and financing	9,470,784	3,721,033
Derivative financial instruments	86,564	-
Other taxes	332,131	339,367
Authorizations and concessions payable	-	-
Tax refinancing program	239,825	229,729
Provisions	1,485,078	1,524,627
Other obligations	1,245,401	1,232,679
Non-current liabilities	12,859,783	7,047,435
Capital	11,661,096	11,661,092
Capital reserves	1,667,378	1,667,378
Revenue Reserves	3,626,060	3,626,060
Accumulated deficit	(503,347)	(580,233)
Carrying value adjustments	15,888	14,143
Other Comprehensive Income	(130,194)	(95,691)
Goodwill on capital transactions and variations of interest percentages	-	-
Stockholders’ Equity	16,336,881	16,292,749
Total liabilities and stockholders’ equity	35,348,589	35,586,092
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

2 - Telemar Norte Leste S.A.

Balance sheet – Liabilities and Stockholders’ Equity In thousands of Reais	Mar-16	Jun-16

•    The derivative financial instruments (short and long-term) account, have suffered a significant reduction between the two periods in question. As explained by Management, the financial instruments were settled as from April, 2016. These reversals were made in light of the expectation of a debt renegotiation with the creditors, besides the potential filing for Judicial Reorganization, culminating in accelerated maturity of the contracts and settlements of swaps. Management informed that the remaining outstanding balance of the derivatives is included in the list of creditors.

•    The increase of BRL 71 million in Other obligations is basically arising from the increase of BRL 37 million in amounts payable from contracts of shared operating expenses of the Oi Group and BRL 16 million relative to provision of the concession biennial fee payable to Anatel, calculated based on Telemar’s net revenue.

Salaries, social charges and benefits	261,503	199,194
Suppliers	2,091,507	2,233,082
Loans and financing	2,058,856	8,300,198
Derivative financial instruments	269,033	2,139
Current taxes payable	279,064	267,478
Other taxes	32,450	34,025
Dividends and interest on capital	849,063	849,083
Authorizations and concessions payable	14,923	30,598
Tax refinancing program	25,544	31,327
Provisions	289,906	262,729
Other obligations	(19,924)	36,055
Current liabilities	6,151,925	12,245,908
Loans and financing	9,470,784	3,721,033
Derivative financial instruments	86,564	-
Other taxes	332,131	339,367
Authorizations and concessions payable	-	-
Tax refinancing program	239,825	229,729
Provisions	1,485,078	1,524,627
Other obligations	1,245,401	1,232,679
Non-current liabilities	12,859,783	7,047,435
Capital	11,661,096	11,661,092
Capital reserves	1,667,378	1,667,378
Revenue Reserves	3,626,060	3,626,060
Accumulated deficit	(503,347)	(580,233)
Carrying value adjustments	15,888	14,143
Other Comprehensive Income	(130,194)	(95,691)
Goodwill on capital transactions and variations of interest percentages	-	-
Stockholders’ Equity	16,336,881	16,292,749
Total liabilities and stockholders’ equity	35,348,589	35,586,092
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

2 - Telemar Norte Leste S.A.

Statements of operations In thousands of Reais	Q116	Q216

Statement of operations for the financial year

Alongside we present the Statements of operations referring to the first and second quarters of 2016, provided by the Management of the Parties under Reorganization.

We address below the main variations that occurred in the period, providing the respective clarifications provided by Management.

•       The increase of 82% in the income from Equity result of investees is mainly due to an increase of the profit of Oi Móvel S.A., invested in Telemar Norte Leste S.A. The amount of the investment was 100% of the profit of BRL 590 million of Oi Móvel S.A. (accumulated amount for the second of 2016).

•       As per Management, the reduction of 46% in the amount of Other operating income was due to a specific sale of optical fiber (BRL 131 million), recognized in the first quarter of 2016.

•       The increase in Other operating expenses, as explained by Management is mainly due to the reversal of the provision of employees profit sharing, thus causing a variation of BRL 44 million in the second quarter.

Gross operating revenue	2.444.960	2.378.824
Cost of services provided and products sold	(2.073.005)	(1.915.885)
Gross profit	371.955	462.939
Equity results of investees	250.452	456.620
Selling expenses	(394.875)	(447.952)
General and administrative expenses	(322.418)	(298.442)
Other operating income	340.432	183.010
Other operating expenses	(220.516)	(154.922)
Operating revenues (expenses)	(346.925)	(261.686)
Profit (loss) before financial result and taxes	25.030	201.253
Financial income	71.171	75.702
Financial costs	(584.288)	(333.602)
Financial result	(513.117)	(257.900)
Loss before taxation	(488.087)	(56.648)
Income tax and social contribution
Current tax	-	(125)
Deferred tax	(15.260)	(20.114)
Loss for the period	(503.347)	(76.887)
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

3 - Oi Móvel S.A.

Brief Description

Oi Móvel S.A is an indirect subsidiary of Oi S.A, incorporated on December 10, 2002 headquartered in the Federal District, setor Comercial Norte, Quadra 3, bloco A, Edifício Estação Telefonica, with its main office in Rio de Janeiro;

•      The subsidiary is one of the main providers of mobile cellular telephone services of Region II of the General Concessions Plan.

•      Closely-held company, Taxpayer Identification Number (CNPJ): 05.423.963/0001-11;

Other information

•      Oi Móvel became a subsidiary of Telemar Norte S.A on January 31, 2013 when Oi S.A increased the capital stock in Telemar Norte Leste through a transfer of investments, other assets and intercompany debentures.

•      Through the physical structure of cables and the network of TNL, Oi Móvel also provides cable TV services.

•      In February, 2014, TNL PCS, a mobile telephone operator of Region I and III, was taken over by Oi Móvel. The Company has become the only operator to provide mobile telephone services of Oi in Brazil.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

3 - Oi Móvel S.A.

Balance sheet – Assets In thousands of Reais (BRL (BRL)	Mar-16	Jun-16

Balance sheet – Current and non-current assets

Alongside we present the Balance Sheets (Assets) referring to the months ended March 31 and June 30, 2016 of Oi Móvel S.A., provided by Management.

We address below the main variations that occurred in the period, providing the respective clarifications provided by the Management. We understand that the Management of the Parties under Reorganization is making an effort so that the next monthly activities reports will be more complete and robust and all the information requested for this purpose will be timely delivered.

•      According to Management, the balance of Accounts receivable was negatively impacted by the variation of BRL 245 million in the account “transfer to third parties”, of a creditor nature, which is within the group of accounts. We asked Management about the variation mentioned and the explanation wasn’t consistent with the values stated in the company’s interim balance sheets. We wait for new information in order to support the movement observed, which we will explain in the next activities report, if the same is still significant.

•      The expressive reduction in the account Other assets short-term mainly refers to the variation of prepaid expenses, classified within other assets. The amount of expenses with Fistel (maintenance) decreased by BRL 175 million during the period. As provided by Management, the reduction in the quarter refers to the allocation of the three month period to the result of Fistel expense, since payment is made in advance in March.

Cash and cash equivalents	387,620	653,894
Financial investments	64,511	48,824
Derivative financial instruments	2,782,845	2,555,709
Accounts receivable	157,418	172,840
Inventories	293,542	314,292
Current taxes recoverable	-	-
Other taxes	42,163	50,883
Deposits and court blocked accounts	473	-
Dividends and interest on capital	581,090	-
Prepaid expenses	340,839	744,838
Other assets	4,650,501	4,541,280
Current assets	4,831,815	4,526,702
Credits with related parties	108,458	28,777
Derivative financial instruments	708,260	302,574
Deferred taxes recoverable	262,030	174,640
Other taxes	859,235	874,999
Deposits and court blocked accounts	3,552	-
Prepaid expenses	17,440	-
Other assets	58,873	68,767
Investments	197,169	229,580
Fixed assets	8,089,645	8,090,963
Intagible assets	2,106,777	2,101,523
Non-current assets	17,243,254	16,398,525
Total assets	21,893,755	20,939.805
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

3 - Oi Móvel S.A.

Balance sheet – Assets In thousands of Reais	Mar-16	Jun-16	Balance Sheet – Current and non-current assets
Cash and cash equivalents	387,620	653,894	•	The other expressive variations of the second quarter, referring to
Financial investments	64,511	48,824		the assets of Oi Móvel, were not clarified by the management’s
Derivative financial instruments	2,782,845	2,555,709		comments up to the closing date of this preliminary report,
Accounts receivable	157,418	172,840
Inventories	293,542	314,292
Current taxes recoverable	-	-
Other taxes	42,163	50,883
Deposits and court blocked accounts	473	-
Dividends and interest on capital	581,090	-
Prepaid expenses	340,839	744,838
Other assets	4,650,501	4,541,280
Current assets	4,831,815	4,526,702
Credits with related parties	108,458	28,777
Derivative financial instruments	708,260	302,574
Deferred taxes recoverable	262,030	174,640
Other taxes	859,235	874,999
Deposits and court blocked accounts	3,552	-
Prepaid expenses	17,440	-
Other assets	58,873	68,767
Investments	197,169	229,580
Fixed assets	8,089,645	8,090,963
Intagible assets	2,106,777	2,101,523
Non-current assets	17,243,254	16,398,525
Total assets	21,893,755	20,939,805
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

3 - Oi Móvel S.A.

Balance sheet – Liabilities and Stockholders’ Equity In thousands of Reais	Mar-16	Jun-16

Balance Sheet – Liabilities and Stockholders’ equity

Alongside we present the Balance Sheet (Liabilities) referring to the months ended March 31 and June 30, 2016 of Telemar Norte Leste S.A., provided by Management.

We address below the main variations that occurred in the period, providing the respective clarifications provided by Management.

•    The reduction of 40% in Salaries, social charges and benefits is mainly due to the payment of the employees’ profit sharing. During the second quarter, payment of the previous financial year was made, besides reversal of provisions.

•    As to Loans and financings, it was observed that the loan of Oi Móvel with Oi Coop, denominated in foreign currency, was benefited by the appreciation of the Real in relation to the Euro in the second quarter, causing reduction of the balance between the two quarters. Besides that, as mentioned by Management, reclassification of the amounts of loans from long-term to short-term, caused by initiation of the judicial reorganization proceeding, also aids to explain the variation observed in the account.

•    The reduction in the balance of Authorizations and concessions payable during the period, of BRL936 million, was generated by settlement of the mobile license owed to Anatel.

•    The amount of long-term Other obligations decreased by 24% during the period and, as explained by Management, the main variation refers to payment of outstanding amounts relative to customers’ payments in double (telephonic accounts).

Salaries, social charges and benefits	60,452	36,115
Suppliers	3,211,856	3,183,248
Loans and financings	268,369	1,146,025
Current duties payable	320,875	373,077
Other taxes	31,941	-
Dividends and interest on capital	90	90
Authorizations and concessions payable	953,103	16,769
Tax refinancing program	3,721	3,757
Provisions	103,589	105,683
Pension fund provisions	233	-
Other obligations	1,040,602	1,331,365
Current liabilities	5,994,831	6,196,129
Loans and financings	7,266,141	5,664,416
Other taxes	480,385	491,332
Authorizations and concessions payable	7,005	7,298
Tax refinancing program	27,824	27,554
Provisions	132,481	154,675
Pension fund provisions	29	29
Other obligations	86,104	65,475
Non-current liabilities	7,999,969	6,410,779
Stockholders’ equity	7,898,955	8,332,897
Total liabilities	21,893,755	20,939,805
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Operating Parties under Reorganization

3 - Oi Móvel S.A.

Income statement In thousands of Reais	Q116	Q216

Income statement for the period

Alongside we present the Income Statements referring to the first and second quarters of 2016, provided by the management of the Parties under Reorganization.

We address below the main oscillations that occurred between the two quarters, providing the respective clarifications provided by Management.

•      The Equity results of investees had a negative impact of BRL 24 million between March and June, 2016, mainly due to recognition of a loss in the investment that Oi Móvel indirectly held in Paggo Soluções, through its control under Paggo Empreendimentos S.A. (Holding). The investment was equivalent to 50% of the investee’s shares, and the remaining part of the shares were held by Cielopar Participações Ltda..

•      The main variation between the quarterly results of Oi Móvel S.A refers to the Financial result, an increase of BRL 838 million and BRL 141 million in financial revenues and expenses, respectively. In the following page, we provide comments on these variations.

Gross operating revenue Cost of services provided and products sold	2,585,623 (1,691,324)	2,416,537 (1,663,096)
Gross profit	894,299	753,442
Equity results of investees	(33,110)	(43,188)
Selling expenses Ganeral and administrative expenses Other operating income Other operating expenses	(416,261) (211,390) 48,019 (166,899)	(382,067) (214,734) 43,783 (146,585)
Operating revenues (expenses)	(779,641)	(742,792)
Profit (loss) before financial result and taxes	114,658	10,650
Financial income Financial costs	258,277 (142,184)	1,096,740 (282,798)
Financial income	116,093	813,942
Profit before taxation Income tax and social contribution Current tax Deferred tax	230,751 - (74,598)	824,592 15,038 (405,686)
Profit for the period	156,153	433,943
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

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Operating Parties under Reorganization

3 - Oi Móvel S.A.

Income statement

The Financial income was positively impacted mainly by:

•      The providing of monthly interest of debentures issued by Oi S.A. and acquired by Oi Móvel S.A.

•      Ascertainment of a financial gain by reason of settlement of debt with negative goodwill.

The Financial costs were positively impacted mainly due to the exchange variation on the loans of liabilities with associate companies. The appreciation of the Real in relation to the U.S. Dollar and Euro during the second semester “benefited” the debt in the amount of BRL 712 million.

In thousands of Reais	Q116	Q216
Gross operating revenue	2.585.623	2.416.537
Cost of services provided and products sold	(1.691.324)	(1.663.096)
Gross profit	894.299	753.442
Equity result of investees	(33.110)	(43.188)
Selling expenses	(416.261)	(382.067)
General and administrative expenses	(211.390)	(214.734) •
Other operating income	48.019	43.783
Other operating expenses	(166.899)	(146.585)
Operating revenues (expenses)	(779.641)	(742.792)
Profit (loss) before financial result and taxes	114.658	10.650
Financial income	258.277	1.096.740
Financial costs	(142.184)	(282.798)
Financial result	116.093	813.942
Profit before taxation	230.751	824.592
Income tax and social contribution
Current tax	-	15.038
Deferred tax	(74.598)	(405.686)
Loss/profit for the period	156.153	433.943
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

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Non-operating Parties under Reorganization

The purpose of this section is to present the main variations in equity and the results reported by the Non-operating Parties under Reorganization in the period, commenting on the related causes for such variations. The non-operating Companies undergoing the Judicial Reorganization are:

4 - Portugal Telecom Internacional Finance B.V.

5 - Oi Brasil Holdings Coöperatief U.A.

6 - COPART 4 Participações S.A.

7 - COPART 5 Participações S.A.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Non-operating Parties under Reorganization

4 - Portugal Telecom Internacional Finance B.V. (PTIF)

•    Portugal Telecom Internacional Finance B.V. (“PTIF”) is a legal entity governed by private law, organized as per the Laws of the Netherlands, with its head office in Amsterdam. However, its main office is located in the city of Rio de Janeiro.

•    PTIF does not perform any operating activity and its operation involves holding and financing activities, with a view to raising funds in the international market, which are intended for the Oi Group’s operations in Brazil.

•    In April, 2014, PTIF become an indirect subsidiary of Oi S.A. (Oi Group), as from the business combination between Oi and Pharol SGPS S.A. (former Portugal Telecom, SGPS, S.A.). Oi performed a capital increase, which was partially paid up through assignment by Pharol of all the shares issued by PT Portugal SGPS, S.A.. Till then, PTIF was an affiliate of PT Portugal and its financing activities were intended for serving its parent company.

•    In June, 2015, Oi agreed to sell all shares of PT Portugal to Altice Portugal S.A.. Among the conditions of the Share Purchase Agreement was the release of PT Portugal from its obligations under notes of EUR 400 million with Portugal Telecom Internacional Finance B.V. After the closing of the sale process, PTIF become a wholly-owned subsidiary of Oi S.A.

•    PTIF issued various bonds in the international market, which are guaranteed by Oi S.A. On June 20, 2016, PTIF’s debt arising from these bonds was equivalent to BRL 16,939 million, individually constituting the most relevant liability of the Oi Group.

Judicial Reorganization - Oi	August 26, 2016

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Non-operating Parties under Reorganization

4 - Portugal Telecom Internacional Finance B.V. (PTIF)

Balance sheet In thousands of Reais	Mar/16	Jun-16

Balance sheet

Alongside we present the Balance Sheets at March 31 and June 30, 2016 of PTIF, provided by its Management.

We address below the main variations that occurred in the period, providing the respective clarifications provided by  Management. We understand that the Management of the Parties under Reorganization is making an effort so that  the next monthly activities reports will be more complete and robust and all the information requested for this purpose will be delivered on a timely basis.

•      The most significant captions in the Balance Sheet of the Parties under Reorganization are “Credits with related parties” and “Loans and financing”. As previously mentioned, Management conducted a reclassification of all loans, except intercompany operations, to the short-term when the company initiated the judicial reorganization. Combined with the effect of the appreciation of the Real in relation to the Euro and the U.S. Dollar, this fact explains in the most part the variations observed.

Cash and cash equivalents	13.563	27.183
Current taxes recoverable	12.998	23.961
Credits with related parties	-	1.757.672
Other investments	-	262.898
Other current assets	133.809	148.991
Current assets	160.370	2.220.705
Credits with Related Parties	15.695.316	11.681.778
Other Non-current assets	8.271	-
Investments	141.560	-
Non-current assets	15.845.147	11.681.778
Total assets	16.005.517	13.902.483
Suppliers	(1.072)	1.342
Loans and financing	2.985.291	13.870.478
Social and labor obligations	-	85
Tax obligations	-	10.186
Other obligations	39.431	133
Current liabilities	3.023.650	13.882.224
Loans and Financing	13.110.318	-
Non-current liabilities	13.110.318	-
Realized capital stock	85	74
Capital reserves	3.048.899	2.663.453
Accumulated deficit	(3.177.435)	(2.643.268)
Stockholders’ Equity	(128.451)	20.259
Total liabilities	16.005.517	13.902.483
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Non-operating Parties under Reorganization

4 - Portugal Telecom Internacional Finance B.V. (PTIF)

Statements of operations In thousands of Reais	Q116	Q216

Statement of operations for the periods

Alongside we present the Statements of operations for the first and second quarters of 2016, provided by Management of the Parties under Reorganization.

We address below the main variations that occurred between the two quarters, providing the respective clarifications provided by Management.

•      The increase observed in General and administrative expenses is due to the recognition of the remuneration paid to the Director Cristina Mocellin, appointed at the end of the first quarter of 2016, reflecting in a higher impact on the second quarter of 2016.

•      Other operating expenses mainly consist of the variation of the fair value of the quotation of Oi S.A.’s shares. In the first quarter of 2016 the shares suffered a strong devaluation, giving rise to a significant loss that was reversed in the second quarter.

Gross operating revenue Cost of services provided and products sold	- -	- -
Gross profit Equity results of investees Selling expenses	- - -	- - -
General and administrative expenses	(625)	(1,167)
Other operating income	-	-
Other operating expenses	(178,379)	176,445
Operating income (expenses)	(179,004)	175,278
Profit (loss) before financial result and taxes	(179,004)	175,278
Financial income Financial costs	371,341 (384,060)	44,958 (52,654)
Financial result	(12,719)	(7,696)
Profit (loss) before taxes Income tax and social contribution Current tax Deferred tax	(191,723) (4,682) -	167,582 (5,294) -
(Loss) profit for the period	(196,405)	162,288
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Non-operating Parties under Reorganization

5 - Oi Brasil Holdings Coöperatief U.A.

•    Oi Brasil Holding Coöperatief U.A. (“Oi Coop”) is a legal entity governed by private law, organized under the Laws of the Netherlands on April 20, 2011.

•    The head office of Oi Coop is located in Amsterdam, however, its main office is located in the city of Rio de Janeiro.

•    The entity is a wholly-owned subsidiary of Oi S.A., and its main activity is a holding and financing, through fund raising  in the international market, which are intended for the Oi Group’s operations in Brazil.

•    At the end of 2015, the company had no employees. It had only two executive directors, who did not earn any remuneration from Oi Coop during the last financial year.

•    Likewise PTIF, Oi Coop issued several bonds in the international market, guaranteed by  Oi. On June 20, 2016, the obligation arising from these bonds was equivalent to BRL 2,629 million in European bonds and BRL 5,788 in American bonds.

•    The company does not undertake operating activities and its continuation thereof depends on continuous support from its parent Oi S.A.

Judicial Reorganization - Oi	August 26, 2016

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Non-operating Parties under Reorganization

5 - Oi Brasil Holdings Coöperatief U.A.

Balance sheet In thousands of Reais	Mar-16	Jun-16

Balance Sheet

Alongside we present the Balance Sheets at March 31 and June 30, 2016 of Oi Coop, provided by Management.

We address below the main variations that occurred in the period, presenting the respective clarifications provided by Management. We understand that the Management of the Parties under Reorganization are making an effort so that the next monthly activities report will be more complete and robust and all the information requested for this purpose will be provided on a timely basis.

•         The caption Credits with related parties consists of loans with Oi S.A. (BRL 14,092 million) and Oi Móvel (BRL 5,496 million). The reduction observed between March and June, 2016 is a reflection of the exchange variation in the period.

•         The main component of the liabilities of the Parties under Reorganization is Loans and financing. These balances are denominated in foreign currency and thus are exposed to exchange variations. The approximate variation of 13% in the caption “Loans and financing” is due to the positive impact of appreciation of the Real in relation to the Euro in the quarter (approximately 13%).

Cash and cash equivalents Other assets	15,462 77,334	16,373 273,380
Current assets	92,796	289,753
Credits with related parties	22,694,796	19,588,447
Non-current assets	22,694,796	19,588,447
Total assets	22,787,592	19,878,200
Loans and financing	137,038	8,736,745
Other obligations	(15,992)	-
Current liabilities	121,046	8,736,745
Loans and financing	23,210,042	11,681,778
Other obligations	15,127	13,215
Non-current liabilities Realized capital Accumulated deficit	23,225,169 73 (558,696)	11,694,993 64 (553,602)
Stockholders’ equity	(558,623)	(553,538)
Total liabilities and stockholders’ equity	22,787,592	19,878,200
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

Table of Contents | Executive Report | Attachments

Non-operating Parties under Reorganization

5 - Oi Brasil Holdings Coöperatief U.A.

Statements of operations In thousands of Reais	Q116	Q216

Statement operations for the quarters

Alongside we present the Statements of operations referring to the first and second quarters of 2016, provided by the Management of the Parties under Reorganization.

We address below the main variations that occurred between the two quarters, presenting the respective clarifications provided by Management. We understand that the Management of the Parties under Reorganization is making an effort so that  the next monthly activities reports will be more complete and robust and all the information requested for this purpose will be provided on a timely basis.

•           According to Management, the sums paid to the Directors and legal expenses with legal counsels in the Netherlands are recognized in the account “General and administrative expenses”. The variation of approximately 70% in this caption is due to the appointment of the Officer Arthur Lavatori, at the end of the first quarter of 2016, generating a higher impact in the second quarter of 2016.

•           The reduction observed in Financial income and costs is mainly arising from the effect of exchange variation on the debt (appreciation of the Real), besides a reduction of interest of the debt, also effected by exchange variations, when compared to the first quarter.

Gross operating revenue Cost of services provided and products sold	- -	- -
Gross profit Equity result of investees Selling expenses	- - -	- - -
General and administrative expenses	(418)	(705)
Other operating income Other operating expenses	- -	- -
Operating revenues (expenses)	(418)	(705)
Profit (loss) before financial income and taxes	(418)	(705)
Financial income Financial costs	287,888 (429,231)	223,334 (291,978)
Financial result	(141,343)	(68,644)
Loss before taxation Income tax and social contribution Current tax Deferred tax	(141,761) - -	(69,349) (1,481) -
Loss for the period	(141,761)	(70,830)
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

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Non-operating Parties under Reorganization

6 - “Copart 4” Participações S.A.

Income statements			Operational context
In thousands of Reais	Q116	Q216
			•	Copart 4 was created on June 18, 2010 and its purpose is real
Gross operating revenue	49,817	49,817
Cost of services provided and products sold	(5,322)	(5,254)		estate management and administration (financial vehicle),
Gross profit	44,495	44,563		located at Rua Teodoro da Silva n° 701/709B, 4°andar, Vila Isabel,
Equity result of investees	-	-		Taxpayer Identification Number (CNPJ) 12.253.691/0001-14.
Selling expenses	(150)	(190)	•	On February 11, 2016, Mr. Flávio Nicolay Guimarães and Mr.
General and administrative expenses	-	-		Marco Noyce Schroeder were elected by the Board of Directors for
Other operating income Other operating expenses	- (1,568)	- (1,711)		the offices of CEO and CFO, respectively.
Operating income (expenses)	(1,718)	(1,901)	•	Together with Copart 5, both Companies are owners of one of the
Profit (Loss) before the financial result and taxes	42,777	42,662		main real estates rented to the Oi Group in Rio de Janeiro.
Financial income	32,962	34,641
Financial costs	(51,419)	(37,758)
Financial result	(18,457)	(3,117)
Profit before taxes	24,320	39,545
Income tax and social contribution
Current tax	(8,153)	(13,297)
Deferred tax	-	-
Profit for the period	16,167	26,248
Source: Financial Statements and management information.

Income Statement for the periods

•         As can be observed in the table above, the most significant variation occurred in the caption “Financial costs”. The financial costs of Copart 4 refer to the CRI – Certificates of Real Estate-related Receivables, the index of which is IPCA. According to Management, the last IPCA available is used to update the month’s costs. In Q216 the IPCA from February to April was used, which accumulated 1.95% in the period; in Q116 the IPCA from November, 2015 to January, 2016 was used, which accumulated 3.27% in the period. The reduction of this index from one quarter to the other was the cause for the reduction of the financial costs of approximately BRL 13,661 thousand.

Judicial Reorganization - Oi	August 26, 2016

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Non-operating Parties under Reorganization

6 - Copart 4 Participações S.A.

Below we present the Balance Sheet referring to the months of March, 2016 and June, 2016 of Copart 4 Participações S.A., provided by Management.

Balance Sheet – Assets In thousands of Reais	mar-16	jun-16	Balance sheet – Liabilities and Stockholders’ Equity In thousands of Reais	mar-16	jun-16
Cash and cash equivalents	34,028	11,517	Salaries, social charges and benefits	51	48
Financial investments	5,724	13,678	Suppliers	54	54
Accounts receivable	136,922	191,816	Loans and financing	125,007	1,004,851
Current taxes recoverable	112	424	Current taxes payable	10,401	15,587
Prepaid expenses	5,619	-
			Dividens and interest on capital	8,015	51,917
Other assets	9,913	14,066
			Other obligations	6,677	7,268
Loans receivable	109,561	143,183
			Current liabilities	150,222	1,079,725
Current assets	301,879	374,684	Loans and financing	844,283	-
Credits with related parties	861,813	861,817	Non-current liabilities	844,283	-
Deposits and court blocked accounts	46	46	Capital	301,935	301,935
Investments	208,423	203,178	Revenue Reserves	59,553	15,650
Non-current assets	1,070,282	1,065,041	Retained earnings	16,167	42,415
Total assets	1,372,160	1,439,725	Stockholders’ equity	377,655	360,000
			Total liabilities and stockholders’ equity	1,372,160	1,439,725
Source: Financial Statements and management information.

•           The caption “Credits with related parties” refers to the principal amount of the debentures acquired by the Parties under Reorganization.

•           The variation of approximately BRL 43,903 thousand in the caption “Dividends and interest on capital” is due to recognition of the dividends approved on April 30, 2016 at the  General Annual Meeting (AGO).

•           As mentioned by Management, all “Loans and financing”, except for intercompany operations, were reclassified to short-term when the application for the reorganization by the Parties under Reorganization was granted.

Judicial Reorganization - Oi	August 26, 2016

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Non-operating Parties under Reorganization

7 - “Copart 5” Participações S.A.

Income statements In thousands of Reais	Q116	Q216

Operational context

•         The company was created together with Copart 4, on June 18, 2010 with the same corporate purpose of real estate management and administration (financial vehicle), located at Rua Siqueira Campos n° 37, 2° andar, Copacabana, Taxpayer Identification Number (CNPJ) 12.278.083/0001-64.

•         As previously mentioned, the company owns the main real estates rented to the Oi Group.

Income statement for the quarters

•         Alongside we present the Income Statement of Copart 5 referring to the first and second quarters of 2016 provided by the Parties under Reorganization.

•         The largest variation between the two quarters is found in “Financial costs”. The financial costs of Copart 5 are treated in the same way as Copart 4’s, and as explained before, the last IPCA available is used for updating of the month’s costs, the accumulated value of which in the period from February to April was lower than the value used in the first quarter. Such reduction in IPCA was the main cause for the negative variation of BRL 6,504 thousand in Copart 5.

Gross operating revenue	23,699	23,699
Cost of services provided and products sold	(1,685)	(1,646)
Gross profit	22,014	22,053
Equity result of investees	-	-
Selling expenses	(83)	(103)
General and administrative expenses	(30)	(9)
Other operating income	-	-
Other operating expenses	-	-
Operating income (expenses)	(113)	(112)
Profit (loss) before financial result and taxes	21,901	21,941
Financial income	16,530	17,359
Financial costs	(24,509)	(18,005)
Financial result	(7,979)	(646)
Profit before taxes	13,922	21,296
Income tax and social contribution
Current tax	(4,665)	(7,157)
Deferred tax	-	-
Loss/profit for the period	9,257	14,139
Source: Financial Statements and management information.

Judicial Reorganization - Oi	August 26, 2016

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Non-operating Parties under Reorganization

7 - Copart 5 Participações S.A.

Below we present the Balance Sheet referring to the months of March, 2016 and June, 2016 of Copart 5 Participações S.A., provided by Management.

Balance sheet – Assets In thousands of Reais	Mar-16	Jun-16	Balance sheet – Liabilities and Stockholders’ equity In thousands of Reais	Mar-16	Jun-16
Cash and cash equivalents	43,595	10,959	Salaries, social charges and benefits	3	1
Financial investments	1,462	27,058	Suppliers	2	2
Accounts receivable	65,137	91,252	Loans and financing	59,421	477,648
Current taxes recoverable	57	459	Current taxes payable	5,749	8,245
Prepaid expenses	61	62	Dividends and interest on capital	33,313	57,104
Other assets	52,133	68,131	Other obligations	3,978	4,278
Loans receivable	162,445	197,921	Current liabilities	102,466	547,278
Current assets	410,171	410,177	Loans and financing	401,323	-
Credits with related parties	48	48	Non-current liabilities	401,323	-
Deposits and court blocked accounts	2,866	2,866	Capital	85,479	85,479
Investments	54,951	53,304	Revenue reserves	31,955	8,164
Non-current assets	468,036	466,395	Retained earnings	9,257	23,395
Total assets	630,480	664,316	Stockholders’ equity	126,691	117,038
Source: Financial Statements and management information,			Total liabilities and stockholders’ equity	630,480	664,316

•           The caption “Credits with related parties” refers to the principal amount of the debentures acquired by the Party under Reorganization.

•           The variation of approximately BRL23.791 thousand in the caption “Dividends and interest on capital” is due to recognition of the dividends approved on April 30, 2016 at the Annual General Meeting (AGO).

•           As mentioned by Management, all “Loans and financing”, except for intercompany operations, were reclassified to short-term when the application for the reorganization by the Parties under Reorganization was granted.

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Recent

Transactions

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The summarized cash flow of the Parties under Reorganization, showing the main receipts and payments made between June 21 and June 30, 2016 is being prepared by the management of the entities.

In order to be able to understand what were the main movements that occurred in the cash and cash equivalents of the Parties under Reorganization between the date of the filing for Judicial Reorganization (June 20, 2016) and closing of the last Quarterly Financial Information (based on the ITR of June 30, 2016), we requested from the Oi Group’s management a summarized cash flow statement, under the direct method, indicating the initial position of the cash equivalents (closing of June 20, 2016), the main receipts (for example, realization of accounts receivable) and the main payments made (for example, to suppliers, staff, etc.), reconciliating with the position of the cash equivalents at the end of this 10 day period.

We requested that the main movements were commented on as to their nature and duly explained by Management in light of the filing for Judicial Reorganization itself, so we could understand them and from time to time evaluate or challenge them with the Management of the Parties under Reorganization.

Until the finalization of this preliminary report, the information requested was still pending. After we receive the information and conduct our reviews and discussions with Management, we will be able to comment on these cash movements, as well as those occurred between June 30, 2016 and the date of the most recent financial information to be reviewed in the next Monthly Activities Report (RMA).

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List of

Creditors

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List of Creditors

•    Based on its controls and internal systems, Oi’s Management prepared and consolidated a list of all the obligations that, according to Management’s understanding, should make up the base of creditors at the time of the filing for Judicial Reorganization (June 20, 2016). This list was attached to the application granted on June 29, 2016 and subsequently such list was rectified by the Parties under Reorganization.

•    We requested from the Oi Group's Management the compositions of each class of creditors included in this list, so that we can proceed with certain tests aiming at evaluating the integrity of the databases used, the criteria from time to time used by Management for inclusion or not of securities in the list of creditors and obtain a better understanding of the universe of creditors that may be qualified during the reorganization proceedings that have been started.

•    The composition alongside consists of the list of creditors classified as: Class 1 (labor creditors), Class 2 (secured creditors), Class 3 (unsecured creditors) and Class 4 (microenterprises and small business creditors). The conversion of installments in foreign currency to the Real considers the “PTAX” rate of Juno 20.

•    There is work in progress, conducted by Management together with the Administrators, the focus of which is understanding the consistency of the base of creditors and also evaluation by the Administrators of the criteria adopted by Management for inclusion or not of creditors and for calculation of the respective amounts in the list. In the next reports, we will provide more details of the progress of this work for the information of Your Honor.

BRL m	Jun/16 AV
Class 1 – Labor Creditors	1.105	2%
Class 2 –Creditors with liens	3.327	5%
Class 3 – Unsecured Creditors	60.533	93%
Class 4 – Microenterprises and Small Business Creditors	184	0%
Total of creditors - Petition RJ	65.149	100%
Source: Composition ”160713_Creditors list July_v37_Detalhamento"

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Open List of Creditors per “Areas”, according to the classification of the Management of the Parties under Reorganization

Creditors per Area	Quantity of creditors	Millions of Reais
Legal – Labor lawsuits	5.007	483
Attorneys’ fees	191	88
Pension Fund - Fundação Atlântico de Seguridade Social	1	534
Suppliers - CAP - Attorneys*	6	1
Class 1 – Labor Creditors	5.205	1.105
BNDES	1	3.327
Class 2 – Creditors with	1	3.327
Financial	19	46.105
Regulatory-Anatei	1	11.092
Legal- Civil Proceedings PEX	43.432	1.373
Legal – Other proceedings	14.256	355
Suppliers - CAP – Third Parties*	746	1.366
Suppliers - CAP - Intercompany*	78	238
Attorneys’ Fees	37	4
Class 3 – Unsecured creditors	58.569	60.533
Legal – Civil Proceedings PEX	1.909	113
Legal – Other Proceedings	60	8
Suppliers - CAP - Suppliers*	1.105	63
Class 4 – Microenterprises and Small Business Creditors	3.074	184
Total creditors	66.849	65.149
Source: Composition "160713_Creditors list July_v37_Detalhamento”
* CAP: Accounts payable

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List of Unsecured Creditors connected with operations between Oi Group’s companies, whether included or not in the ambit of the Judicial Reorganization

Creditors - Intercompany	Millions or Reais

•       We observed in the  composition of the list of creditors, more precisely in the ‘Unsecured creditors’ field, a series of balances classified as “Intercompany”, which have not been included in the Initial Petition, but are connected with amounts owed to other companies of the Oi Group, not included in the application for Judicial Reorganization.

•       As shown in the table alongside, BRL 461 million are reported in net balance of loans (liabilities) of the Parties under Reorganization with other companies of the Oi Group.

•       In relation to the “intra-group” amounts, which seem to total BRL 44.5 billion in the table alongside, they would, in principle, have considerations of equal value in the assets of the respective counterparties, i.e., what is recognized as payable in one of the Parties under Reorganization is recognized in a equal amount as receivable in another of the Parties under Reorganization.

•       We requested from Management a detailed composition and explanations about all the outstanding amounts between the companies of the Oi Group, whether they are of a financial nature (loans) or commercial nature (accounts payable / receivable between associate companies), whether “intra-group” (recognized among the 7 RJ Debtors) or in fact “inter-company” (with other companies of the Oi Group, on matters outside the Judicial Reorganization).

•       So far, such information remains pending from Management. We understand that every effort is being made so that such data will be available as soon as possible so that they can be explained, reviewed and commented on in the next monthly activities report.

Oi Brasil Holdings Coöperatief UA	21.205
Portugal Telecom International Finance B.V.	14.598
Oi Móvel SA	4.506
Oi SA	2.659
Copart 4	1.001
Copart 5	476
Telemar Norte Leste SA	0
Parties under Reorganization	44.445
Portugal Telecom Participações SGPS	453
Brasil Telecom Comunicação e Multimídia	8
Oi Internet SA	0
Other companies of the Oi Group	461
Intercompany - loans	44.906
Source: Composition "160713_Creditors list July_v37_Detalhamento"

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Summary of the

Aministrators’

Activities

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Summary of the Administrators’ activities to date

Since the execution of the commitment agreements by the Administrators up to the date of the preparation of this preliminary report, we have held meetings with the Management of the Parties under Reorganization, whether in-person or via several calls, and have requested a lot of data and information, mainly of a financial and accounting nature, much of which are reflected in this preliminary report and will be provided in the next monthly activities report to be prepared by our specialists team.

During our preliminary analyses, we’ve also sent lists of doubts and supplementary information, which were, to the extent possible, addressed by the members of Management so as to satisfy our requests. Yet still, there are outstanding information, which we continue to request from the Management of the Parties under Reorganization and expect to address in the next activities reports.

As to the creditors, several of them have already contacted the Administrators in order to provide facts, clarify doubts, raise issues and obtain information.

The Administrators have been receiving calls and electronic messages on a daily basis from the creditors, which are being promptly answered.

Besides the telephone calls and messages, the Administrators, always jointly with representatives of PwC and Wald, met all the creditors who requested in-person service.

Several meetings were held in São Paulo, including meetings with some lawyers who represent thousands of plaintiffs from lawsuits in course against the Parties under Reorganization in Rio Grande do Sul and Santa Catarina, dealing with the Fixed Telephone Expansion Program, which, as you know, gave rise to thousands of demands against the company CRT, succeeded by Brasil Telecom and subsequently by the Oi Group.

Concerning the lawsuits in progress in light of the Parties under Reorganization, the Administrators are especially concerned as to the volume of such lawsuits and the effects they may have in connection with the Judicial Reorganization, in light of what has been reported to us by the creditors who contracted us and also by reason of the information provided to us by the Parties under Reorganization.

Also by reason of the large volume of lawsuits and meeting your request, the Administrators have maintained contact with the Parties under Reorganization with a view to allow for a class mediation which will be able to expedite to the maximum extent possible a solution for the controversies raised in such lawsuits.

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Summary of the Administrators’ activities to date

The Administrators also met, in Rio de Janeiro, with the lawyers who represent Bratel B.V and, in São Paulo, with the lawyers who represent Sociéte Mondiale Fundo de Investimento em Ações.

The law firms that represent various “bondholders” and “bond trustee” (BNY Mellon) likewise keep in touch with the Administrators and have met in different meetings held in São Paulo and Rio de Janeiro.

The lawyers of the creditors Capricorn Capital, Ltd. and Syzgy Capital Management, Ltd. contacted the Administrators via telephone and letter. We have also conducted a teleconference with the representatives of Canyon Partners, which is a creditor/investor in debt, on August 18, for clarification of doubts as to the Judicial Reorganization proceeding, the qualification and individualization of the credits.

There are also other foreign creditors who have been requesting contact with the Administrators in order to hold teleconferences and clarify many doubts.

Each contact by telephone, e-mail or in-person meetings, as it would be expected, givers rise to a series of arrangements by the Administrators. Many of them have already been completed and many others are in course.

The Administrators are reviewing legal issues of different complexities and in various fields of law, including international law, since the creditors’ doubts are numerous and very diverse.

Besides all the work reported above, the Administrators have been receiving proof of claims and objections from national and foreign creditors, with extensive documentation to be reviewed.

Meetings, telephone calls and e-mails with the Parties under Reorganization have also frequently taken place so as to obtain the data and information required to structure the work that will continue for many months.

In this period, the Administrators prepared and launched the website (www.recuperacaojudicialoi.com.br) so that all the interested parties could access information on the Judicial Reorganization.

Another activity performed by the Administrators was the organization of a joint work space for PwC and WALD, where more than 100 professionals will work, in order to ensure security of the information and the agility the proceeding requires.

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Attachments	Attachments 62
1 Oi Group's auxiliary organization charts 63

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Detailed Corporate Organization chart – Parties under Reorganization

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Detailed Corporate Organization chart – Parties under Reorganization

Oi MóvelS.A.
99.99%
Paggo Empreendimentos S.A (Holding)
99.99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
99.99%
Paggo Administradora Ltda.
Parties under Reorganization

Source: Information provided by Management

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Detailed Corporate Organization chart – Parties under Reorganization

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Glossary

Term	Definition / Meaning
1Txx	First quarter of the year concerned (xx)
AGO	General Annual Meeting
AH	Horizontal analysis
AV	Vertical analysis
Bonds	Debt securities issued by the RJ Debtors
BRL	Reais or BRL, Brazilian currency
Copart 4 / TC04	Copart 4 Participação S.A.
Copart 5 / TC05	Copart 5 Participação S.A.
OiCoop	Oi Brasil Holdings Coöperatief U.A
CP	Short-term
LP	Long-term
Parties under Reorganization	Collectively refers to the seven companies of Oi Group concerned in the application for Judicial Reorganization.

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Glossary

Term	Definition/Meaning
PRJ	Judicial Reorganization Plan
PTAX	Exchange rate determined by the Central Bank
PTIF	Portugal Telecom Internacional Finance B.V
Region I	States of Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas and Roraima.
Region II	Federal Districts and the States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia and Acre.
Region III	State of São Paulo
Region IV	National
RMA	Monthly Activities Report
RPA	Preliminary Activities Report
TNL	Telemar Norte Leste S.A.
Wald	Law Firm - Escritório de Advocacia Arnoldo Wald

Judicial Reorganization - Oi	August 26, 2016

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